Exhibit 10.7

EMPLOYEE STOCK OPTION

AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION GRANT NOTICE

Itron, Inc. (the "Company") hereby grants to Participant an Option (the "Option") to purchase shares of the Company's Common Stock.

Participant:
Grant Date:
Number of Shares Subject to Option:
Grant Price (per Share):
Option Expiration Date:
Type of Option:                                                                                             Nonqualified Stock Option

Vesting and Exercisability Schedule:
33-1/3% of the Option will vest and become exercisable on the one-year anniversary of the Grant Date. An additional 33-1/3% of the Option will vest and become exercisable each year thereafter so that the entire Option will be fully vested and exercisable three years from the Grant Date.

Additional Terms:  The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this "Grant Notice"), the Stock Option Agreement, and the Company's Amended and Restated 2000 Stock Incentive Plan (the "Plan"), which are attached to and incorporated into this Grant Notice in their entirety.

I accept the Option subject to the terms and conditions
stated herein.

Attachments:
1.  Stock Option Agreement
2.  2000 Stock Incentive Plan
3.  Plan Summary

EMPLOYEE STOCK OPTION
AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (the "Grant Notice"), Itron, Inc. has granted you an Option under its Amended and Restated 2000 Stock Incentive Plan (the "Plan") to purchase the number of shares of the Company's Common Stock (“Stock”) indicated in your Grant Notice (the "Shares") at the Grant Price indicated in your Grant Notice.  Capitalized terms not expressly defined in this Stock Option Agreement or the Grant Notice have the same definitions as in the Plan.

The details of the Option are as follows:

1.           Vesting and Exercisability.  Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice.

2.           Securities Law Compliance.  At the present time, the Company has an effective registration statement with respect to the Shares.  The Company intends to maintain this registration but has no obligation to do so.  In the event that such registration ceases to be effective, you will not be able to exercise the Option unless exemptions from registration under federal and state securities laws are available, which exemptions from registration are very limited and might be unavailable.  The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3.           Method of Exercise.  You may exercise the Option upon notice and payment of the Grant Price by any of the following methods, unless disallowed by law:

(a)           broker assisted exercise;

(b)           Stock already owned by you; or

(c)           cash.

You may elect to receive the proceeds of the exercise in either cash or Stock.

4.           Term of Option. This Option shall expire ten years from the Grant Date thereof, but shall be subject to earlier termination as follows:

(a) Unvested Options. In the event Participant ceases to be an employee of the Company for any reason, the unvested portion of the Option shall terminate immediately.
(b) Vested Options.

1)           In the event Participant ceases to be an employee of the Company for any reason other than death, Disability, Retirement, or Cause, the vested portion of the Option shall remain exercisable until the earlier of (i) 90 days after the date the Participant ceases to be an employee of the Company or (ii) the date on which the Option expires by its terms.

2)           Death or Disability.  In the event of the death or Disability of the Participant while an employee of the Company, the vested portion of the Option shall remain exercisable until the earlier of (i) one year following the date of death or Disability of the Participant or (ii) the date on which the Option expires by its terms.  Upon death of Participant, the exercisable portion of the Option may be exercised by the personal representative of the Participant’s estate, the person(s) to whom the Participant’s rights under the Option have passed by will or the applicable laws of descent and distribution, or the beneficiary designated pursuant to the Plan.

3)           Retirement.  In the event of the Retirement of the Participant while an employee of the Company, the vested portion of the Option shall remain exercisable until the earlier of (i) three years following the date of Retirement or (ii) the date on which the Option expires by its terms.  For purposes of this Stock Option Agreement, “Retirement” means retirement on or after the earlier of (i) age 65 or (ii) age 55 plus ten years of employment with the Company.

4)           Cause.  The unvested and vested portion of the Option will automatically expire at the time the Company first notifies you of your termination of employment for Cause, unless the Plan Administrator determines otherwise.  If your employment relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation.  If any facts that would constitute termination for Cause are discovered after your Termination of employment, any Option you then hold may be immediately terminated by the Plan Administrator.

It is your responsibility to be aware of the date the Option terminates.

5.           Limited Transferability.  During your lifetime only you can exercise the Option.  The Option is not transferable except by will or by the applicable laws of descent and distribution, except to the extent permitted by the Plan Administrator.  The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form or the personal representative of your estate.

6.           Withholding Taxes. As a condition to the exercise of any portion of the Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

7.           Option Not an Employment or Service Contract.  Nothing in the Plan or any award under the Plan will be deemed to be an employment contract or limit in any way the right of the Company to terminate your employment at any time, with or without cause.

7.           Binding Effect.  This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.